Exhibit 99.1

BioLife Solutions Announces Second Quarter 2018 Financial Results

Revenue increases 102% to $5.2 million. Net income of $1.0 million achieved

Full-year 2018 GAAP net income expected

Conference call and webcast begin at 10:00 a.m. Eastern time today

BOTHELL, Washington — August 9, 2018 —BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife”), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media, today reported financial results and operational highlights for the three and six months ended June 30, 2018.

Revenue from biopreservation media product sales for the second quarter of 2018 reached a new record of $5.2 million, an increase of 102% from the second quarter of 2017, and an increase of 36% from the first quarter of 2018. Revenue from biopreservation media product sales for the first half of 2018 totaled $9.0 million, an increase of 83% compared with the prior-year period. Product revenue growth for both periods was driven by sales of CryoStor® and HypoThermosol® clinical-grade biopreservation media to the high-growth cell and gene therapy segment, and to BioLife’s worldwide distributor network.

Second Quarter 2018 Financial Results

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Gross margin for the second quarter of 2018 increased to 70% from 63% in the second quarter of 2017, due to higher average selling prices per liter, and reduced COGS per liter resulting from higher production volume driven by increased sales of CryoStor to the regenerative medicine market segment.

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Operating expenses for the second quarter of 2018 were $2.4 million, compared with $1.9 million for the second quarter of 2017, reflecting higher performance-based compensation expense and increased expenditures related to enhancing our quality management system.

●	Operating profit for the second quarter of 2018 was $1.3 million, compared with an operating loss of $341,000 for the second quarter of 2017.

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Net income attributable to common stockholders for the second quarter of 2018 was $1.0 million, or $0.05 per diluted share, compared with a net loss attributable to common stockholders of $768,000, or $0.06 per share, for the second quarter of 2017.

●	EBITDA for the second quarter of 2018 was positive $1.2 million compared with negative $514,000 for the second quarter of 2017.

●	Adjusted EBITDA for the second quarter of 2018 was $1.7 million compared with $59,000 for the second quarter of 2017.

●	Cash provided by operations for the second quarter of 2018 was $562,000, compared with cash used by operations of $103,000 for the prior-year period.

●	Cash balance at June 30, 2018 was $14.2 million compared with $2.3 million at June 30, 2017, and $6.7 million at December 31, 2017.

Mike Rice, BioLife President & CEO, commented, “In Q2, we demonstrated our ability to efficiently manage the business during a sustained high-growth phase. We continued to see strong demand for our proprietary products in the cell and gene therapy segment, and expect this to continue for the next several quarters based on awareness of our products in this market segment and the number of new clinical trials in process by our customers.”

Q2 2018 Market Segment & Channel Highlights

Regenerative Medicine (cell therapy, tissue engineering, stem cell transplant)

●	Product revenue: $3.0 million; 58% of total revenue, with 176% growth over Q2 2017 and 42% growth over Q1 2018.

●	Gained 37 new cell and gene therapy companies in the regenerative medicine market segment.

Distributors

●	Product revenue: $1.7 million; 33% of total revenue with 144% growth over Q2 2017 and 63% growth over Q1 2018.

●	Key worldwide distributors: STEMCELL Technologies, MilliporeSigma, Thermo Fisher and VWR.

Six Month Financial Results

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Gross margin for the six months ended June 30, 2018 increased to 68% from 62% in the same period last year, due to higher average selling prices per liter, and reduced COGS per liter resulting from higher production volume, driven by increased sales of CryoStor to the regenerative medicine market segment.

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Operating expenses for the first six months of 2018 were $4.7 million, compared with $3.8 million for the same period in 2017, reflecting higher performance-based compensation expense and increased expenditures related to enhancing our quality management system.

●	Operating profit for the first half of 2018 was $1.4 million, compared with an operating loss of $805,000 for the first half of 2017.

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Net income attributable to common stockholders for the six months ended June 30, 2018 was $943,000, or $0.05 per diluted share, compared with a net loss attributable to common stockholders of $1.6 million, or $0.13 per share, for the same period in 2017.

●	EBITDA for the first six months of 2018 was positive $1.3 million compared with negative $1.1 million for same period in 2017.

●	Adjusted EBITDA for the six months ended June 30, 2018 was $2.3 million compared with $15,000 for the prior year period.

●	Cash provided by operations for first six months of 2018 was $953,000, compared with cash used by operations of $272,000 for the prior-year period.

Roderick de Greef, BioLife Chief Financial Officer, remarked, “Our second quarter financial results mark the first time since inception that BioLife has achieved positive net income, underscoring the operating leverage we can realize on higher revenue levels. Given our strong financial results for the first half of 2018 and our outlook for the remainder of the year, we now expect 2018 to be our first full year of profitability.”

2018 Financial Guidance

Management provided 2018 financial guidance as follows:

●	Affirmed guidance for biopreservation media revenue to be between $18.5 million and $20.0 million, representing growth of 68% to 82% over 2017.

●	Revised guidance for gross margin to be between 68% and 70%, up from prior guidance of 63% to 65% and up from 61% in 2017.

●	Revised guidance for operating expenses to between $9.5 million to $10.0 million, up from $9.0 million to $9.5 million and compared with $7.8 million in 2017.

●	Affirmed guidance for full-year GAAP operating profit, with proportional increases in EBITDA, adjusted EBITDA and cash flow from operations.

●	Anticipate full-year 2018 GAAP net income.

Conference Call & Webcast

The Company will host a conference call and live webcast at 10:00 a.m. ET this morning. To access the live webcast, please go to www.biolifesolutions.com and click on the top banner, or directly at www.biolifesolutions.com/earnings/. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 4968357. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions is the leading developer, manufacturer and supplier of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media for cells and tissues. Our proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the regenerative medicine, biobanking and drug discovery markets. Our biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death; offering commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function.

For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company's anticipated future growth strategy, including the acquisition of synergistic cell and gene therapy manufacturing tools and services or technologies, anticipated business and operations, guidance for financial results in 2018, including achieving GAAP operating profit, net income, EBITDA, adjusted EBITDA and cash flow from operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, regulatory approvals and/or commercial manufacturing of our customers' products, and potential customer revenue. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third-party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Discussion of Non-GAAP Financial Measures

BioLife’s management believes that the non-GAAP measure of “EBITDA” and “Adjusted EBITDA” enhances an investor’s understanding of the Company’s financial and operating performance and its future prospects by being more reflective of core operating performance. BioLife’s management uses this financial metric for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be reviewed in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables in this press release.

EBITDA and Adjusted EBITDA Definitions:

“EBITDA” is a non-GAAP measure defined by BioLife Solutions, Inc., as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, and amortization expense. “Adjusted EBITDA” is a non-GAAP measure defined by BioLife Solutions, Inc., as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, amortization expense, stock-based compensation expense and the loss/(gain) on equity method investments.

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Media & Investor Relations
Roderick de Greef
Chief Financial Officer
(425) 686-6002
rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenue	$5,178	$2,558	$8,993	$4,924
Cost of product sales	1,537	957	2,901	1,885
Gross profit	3,641	1,601	6,092	3,039
Gross margin %	70%	63%	68%	62%

Operating expenses
Research and development	325	319	671	605
Sales and marketing	641	546	1,253	1,059
General and administrative	1,390	1,077	2,744	2,180
Total operating expenses	2,356	1,942	4,668	3,844

Operating income (loss)	1,285	(341)	1,424	(805)

Total other income (expenses)	(146)	(427)	(281)	(834)

Net income (loss)	1,139	(768)	1,143	(1,639)
Income taxes	––	––	––	––
Net income (loss) after provision for taxes	1,139	(768)	1,143	(1,639)
Preferred stock dividends	(93)	––	(200)	––
Net income (loss) attributable to common shares	$1,046	$(768)	$943	$(1,639)

Basic net income (loss) per common share	$0.07	$(0.06)	$0.06	$(0.13)
Diluted net income (loss) per common share	$0.05	$(0.06)	$0.05	$(0.13)

Basic shares used to compute earnings per share	15,180	13,101	14,642	13,033
Diluted shares used to compute earnings per share	20,374	13,101	19,064	13,033

Non-GAAP Reconciliation:

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss) after tax provision	$1,139	$(768)	$1,143	$(1,639)
Interest expense/(income), net	(31)	105	(39)	188
Depreciation expense	84	87	161	177
Amortization of debt discount	––	62	––	156
EBITDA	1,192	(514)	1,265	(1,118)

Share-based compensation (non-cash)	374	313	748	644
Loss from equity-method investment in SAVSU (non-cash)	177	260	320	489
Adjusted EBITDA	$1,743	$59	$2,333	$15

BIoLife Solutions, Inc. Unaudited Condensed Balance Sheet Information (In thousands)

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$14,167	$6,663
Accounts receivable	2,166	1,021
Inventories	2,122	1,847
Total current assets	18,807	9,931
Total assets	21,787	12,143

Total current liabilities	1,664	1,513
Total liabilities	2,132	2,051
Total Shareholders' equity	19,655	10,092

BIoLife Solutions, Inc. Unaudited Condensed Statement of Cash Flows Information (In thousands)

	Six Months Ended
	June 30, 2018	June 30, 2017
Cash provided/(used) by operating activities	$953	$(272)
Cash (used) by investing activities	(1,061)	(78)
Cash provided by financing activities	7,611	1,259
Net increase in cash and equivalents	$7,503	$909